ASSET PURCHASE AGREEMENT

                                 By and Among

                          AQUIS COMMUNICATIONS, INC.,
                       AQUIS COMMUNICATIONS GROUP, INC.

                      FRANCIS COMMUNICATIONS TEXAS, INC.

                                      and

                         FRANCIS COMMUNICATIONS I, LTD

                           DATED AS OF JUNE 10, 1999

                                TABLE OF CONTENTS

1.    Definitions and Index of Defined Terms.................................1
      (a)   Capitalized Terms................................................1
      (b)   Index of Defined Terms...........................................1

2.    Acquisition of Assets; Assumption of Liabilities.......................6
      (a)   Sale and Purchase of Assets......................................6
      (b)   Excluded Assets..................................................7
      (c)   Assumption of Certain Liabilities................................8

3.    Closing................................................................8

4.    Purchase Price and Payment/Adjustments.................................8
      (a)   Purchase Price...................................................8
      (b)   Allocation of Purchase Price.....................................9
      (c)   Purchase Price Adjustments.......................................9
      (d)   Pre-Closing Escrow...............................................9

5.     Representations and Warranties of Seller.............................10
      (a)   Power and Authority.............................................10
      (b)   Noncontravention................................................10
      (c)   Governmental Approvals..........................................10
      (d)   Formation, Good Standing and Qualifications.....................10
      (e)   Equipment and Telecommunications Transmission Services..........11
      (f)   Telephone Number Inventory......................................11
      (g)   Financial Statements............................................12
      (h)   Assets..........................................................12
      (i)   Business Names and Business Addresses...........................13
      (j)   Liabilities.....................................................13
      (k)   Taxes...........................................................13
      (l)   Inventory.......................................................14
      (m)   Property........................................................14
      (n)   Material Contracts..............................................15
      (o)   Compliance With Laws; Litigation................................15
      (p)   Accounts Receivable.............................................16
      (q)   Licenses; Service Area..........................................16
      (r)   Benefit Plans...................................................17
      (s)   Employees.......................................................17
      (t)   Insurance.......................................................17
      (u)   Account Information.............................................17

      (v)   Consents and Approvals..........................................17
      (w)   Changes in the Business.........................................18
      (x)   Documents Relating to Business..................................18
      (y)   Books and Records...............................................18
      (z)   Payments........................................................19
      (aa)  Schedules.......................................................19
      (bb)  Active Units....................................................19
      (cc)  Environmental Matters...........................................19
      (dd)  Contracts.......................................................20
      (ee)  Billing Software................................................20

6.    Representations and Warranties of Purchaser and Group.................20
      (a)   Organization and Good Standing..................................20
      (b)   Forestallments..................................................20
      (c)   Authorization...................................................20
      (d)   Noncontravention................................................21
      (e)   Consents and Approvals..........................................21

7.    Conditions Precedent to Purchaser's Obligation to Close...............21

8.    Conditions Precedent to Seller's Obligation to Close..................23

9.    Access; FCC Approvals.................................................24
      (a)   Access..........................................................24
      (b)   FCC Approvals...................................................25

10.   Affirmative Covenants of Seller.......................................25
      (a)   Conduct of Business.............................................25
      (b)   Maintenance of Property.........................................25
      (c)   Insurance.......................................................25
      (d)   Performance of Obligations......................................25
      (e)   Maintenance and Preservation of Business........................25
      (f)   Compliance with Laws............................................25
      (g)   Notice of Certain Events........................................26
      (h)   Licenses........................................................26
      (i)   Satisfaction of Condition.......................................26
      (j)   Good Standing...................................................26

11.   Negative Covenants of Seller..........................................26
      (a)   Material Contracts..............................................26
      (b)   Inconsistent Agreements.........................................26

12.   Affirmative Covenants of Purchaser....................................26

      (a)   Good Standing...................................................26
      (b)   Satisfaction of Conditions......................................26
      (c)   Maintenance and Preservation of Business........................26
      (d)   Compliance with Laws............................................27

13.   Termination...........................................................27
      (a)   Grounds for Termination.........................................27
      (b)   Consequences of Termination.....................................27

14.   Deliveries at Closing.................................................28
      (a)   Seller..........................................................28
      (b)   Purchaser.......................................................29
      (c)   Further Assurances..............................................29

15.   Brokers...............................................................29

16.   Consent of Lender.....................................................30

17.   Expenses..............................................................30

18.   Nondisclosure of Confidential Information.............................30

19.   Survival of Representations and Warranties............................30

20.   Indemnification.......................................................31

21.   Employees.............................................................32

22.   Accounts Receivable...................................................32

23.   Bulk Sales Compliance.................................................32

24.   Risk of Loss..........................................................32

25.   Names.................................................................32

26.   Notices...............................................................33

27.   Miscellaneous.........................................................33
      (a)   Severability....................................................33
      (b)   Assignment......................................................33
      (c)   Counterparts....................................................34
      (d)   No Waiver.......................................................34

      (e)   Entire Agreement; Amendments....................................34
      (f)   Governing Law, Venue............................................34
      (g)   Headings........................................................34
      (h)   No Solicitation.................................................35
      (i)   Public Announcements............................................35

                                    Schedules

2(a)(i)     -   Radio Paging Licenses (see Schedule 5(q)(i))
2(a)(ii)    -   Machinery
2(a)(iv)    -   Furniture, Fixtures and Computer Equipment
2(a)(vii)   -   Customer List
2(c)(iii)   -   Customer Deposits
2(c)(iv)    -   Deferred Revenues
2(c)(v)     -   Assumed Contractual Obligations
4(b)        -   Purchase Price Allocation
5(d)        -   Limited Partnership Agreement and Partnership Certificate
5(e)(i)     -   Equipment and Spare Parts
5(e)(ii)    -   Telecommunications Transmission Services
5(f)        -   Telephone Number
5(g)(i)     -   Financial Statements
5(g)(ii)    -   GAAP Compilation Statements
5(h)(i)     -   Condition of Assets
5(h)(ii)    -   Liens Affecting Assets
5(i)        -   Intellectual Property
5(k)(iii)   -   Audits
5(m)(ii)    -   Leases
5(m)(iii)   -   Nonconforming Uses
5(m)(iv)    -   Existing Conditions
5(n)        -   Material Contracts
5(o)(i)     -   Compliance
5(o)(ii)    -   Litigation, Etc.
5(o)(iii)   -   Defaults
5(p)        -   Accounts Receivable
5(q)(i)     -   FCC Licenses
5(q)(ii)    -   Service Area
5(r)        -   Benefit Plans
5(s)        -   Employees and Compensation
5(t)        -   Insurance
5(u)        -   Account Information
5(v)        -   Consents and Approvals
5(w)        -   Changes
5(z)        -   Payments
5(dd)       -   Violations

                               List of Exhibits

"A"         -   Closing Escrow Agreement
"B"         -   Registration Rights Agreement
"C"         -   Pre-Closing Escrow Agreement
"D"         -   Contract
"E"         -   Opinion Letter from Scott, Hulse, Marshall, Feuille, Finger &
                Thurmond, P.C. and Lukas Nace Gutierrez and Sachs Chartered
"F"         -   Opinion Letter from Phillips Nizer Benjamin Krim &Ballon LLP
"G"         -   Assignment and Assumption Agreement
"H"         -   Bill of Sale
"I"         -   Non-Competition, Confidentiality and Nondisclosure Agreement

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT ("Agreement") is made as of this 10th day of June, 1999, by and between Aquis Communications, Inc., a Delaware corporation ("Purchaser"), Aquis Communications Group, Inc., a Delaware corporation ("Group"), Francis Communications Texas, Inc., a Texas corporation ("Seller GP") and Francis Communications I, Ltd., a Texas limited partnership ("Seller").

                                R E C I T A L S:

      This Agreement sets forth the terms and conditions upon which Seller will sell, convey, transfer, assign and deliver to Purchaser, and upon which Purchaser will purchase and acquire from Seller, the Assets (defined below).

      In consideration of the foregoing, the mutual covenants and agreements of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Definitions and Index of Defined Terms.

            (a) Capitalized Terms. Capitalized terms used in this Agreement and not otherwise defined shall, unless expressly stated otherwise, have the meanings specified in this Section 1. The single shall include the plural and the masculine shall include the feminine and neuter, and vice versa.

            (b) Index of Defined Terms.

                  (i) "Accountants" has the meaning set forth in Section 7(i) of this Agreement.

                  (ii) "Accounts Receivable" means monies or other consideration reflected on the books of Seller as of the date of Closing that are due to Seller.

                  (iii) "Action" has the meaning set forth in Section 5(o)(i) of this Agreement.

                  (iv) "Active Unit" means a paging unit in the hands of a subscriber of the Business, whether such subscriber is a reseller or direct customer as of the Closing Date, for which: (a) there are no receivables which have been outstanding in excess of sixty (60) days, and (b) at least one full payment for such unit has been made prior to the Closing Date, and (c) no oral or written notice of termination has been given to Seller as of the Closing Date.

                  (v) "Agreement" means this Asset Purchase Agreement.

                  (vi) "Aquis Group" has the meaning set forth in Section 4(a)(ii) of this Agreement.

                  (vii) "Assets" has the meaning set forth in Section 2(a) of this Agreement.

                  (viii) "Assignment and Assumption Agreement" has the meaning set forth in Section 14(a)(i) of this Agreement.

                  (vix) "Assumed Liabilities" has the meaning set forth in
Section 2(c) of this Agreement.

                  (x) "Average Gross Revenue" has the meaning set forth in
Section 4(c)(i) of this Agreement.

                  (xi) "Balance Sheet" has the meaning set forth in Section 5(g)(i) of this Agreement.

                  (xii) "Balance Sheet Date" has the meaning set forth in
Section 5(g)(i) of this Agreement.

                  (xiii) "Billing Software" has the meaning set forth in Section 5(ee) of this Agreement.

                  (xiv) "Bulk Acts" has the meaning set forth in Section 23 of this Agreement.

                  (xv) "Business" means the radio paging business conducted by Seller and the Predecessor Entity in the El Paso, Texas and surrounding areas, together with all of the assets in the categories reflected on Seller's Balance Sheet. Seller acknowledges that all representations, warranties, covenants and agreements contained herein shall relate to the Business as heretofore defined.

                  (xvi) "Closing" has the meaning set forth in Section 3 of this Agreement.

                  (xvii) "Closing Date" has the meaning set forth in Section 3 of this Agreement.

                  (xviii) "Closing Escrow Agreement" has the meaning set forth in Section 4(a)(i)(2) of this Agreement.

                  (xix) "Contracts" has the meaning set forth in Section 5(dd) of this Agreement.

                  (xx) "Customer Deposits" has the meaning set forth in Section 2(c)(iii) of this Agreement.

                  (xxi) "Customer List" has the meaning set forth in Section 2(a)(vii) of this Agreement.

                  (xxii) "Deferred Revenue" means revenues billed or received by Seller for services not yet provided.

                  (xxiii) "Equipment" has the meaning set forth in Section 2(a)(iii) of this Agreement.

                  (xxiv) "Escrow Agent" has the meaning set forth in Section 4(a)(i)(2) of this Agreement.

                  (xxv) "Excluded Assets" has the meaning set forth in Section 2(b) of this Agreement.

                  (xxvi) "FCC" has the meaning set forth in Section 5(c) of this Agreement.

                  (xxvii) "FCC Licenses" has the meaning set forth in Section 2(a)(i) of this Agreement.

                  (xxviii) "Fill-in Transmitters" has the meaning set forth in
Section 5(q)(i) of this Agreement.

                  (xxix) "Final Order" means an order of the FCC approving the assignment of the FCC licenses to Purchaser which is no longer subject to reconsideration, appeal or review, whether judicial or administrative.

                  (xxx) "Financial Statements" has the meaning set forth in
Section 5(g)(i) of this Agreement.

                  (xxxi) "FINOVA Consent" has the meaning set forth in Section 16 of this Agreement.

                  (xxxii) "GAAP" means generally accepted accounting principles.

                  (xxxiii) "Group" means Aquis Communications Group, Inc.

                  (xxxiv) "Hazardous Materials" had the meaning set forth in
Section 5(cc) of this Agreement.

                  (xxxv) "Intellectual Property" has the meaning set forth in
Section 5(i) of this Agreement.

                  (xxxvi) "Inventory" means the pager products or PCS mobile handsets which have been selected by Purchaser in connection with a physical inventory performed immediately prior to the Closing and which have an aggregate value of $50,000 (based off of Seller's cost).

                  (xxxvii) "Leases" has the meaning set forth in Section 5(m)(ii) of this Agreement.

                  (xxxviii) "License Transfer" has the meaning set forth in
Section 5(q)(iii) of this Agreement.

                  (xxxix) "Liens" has the meaning set forth in Section 2(a) of this Agreement.

                  (xl) "Limited Partnership Agreement" has the meaning set forth in Section 5(b) of this Agreement.

                  (xli) "Material Contracts" has the meaning set forth in
Section 5(n) of this Agreement.

                  (xlii) "Partners" means the record and beneficial owners of all of the issued and outstanding partnership interests of Seller, and includes both general partners and limited partners of Seller.

                  (xliii) "Partnership Certificate" has the meaning set forth in
Section 5(b) of this Agreement.

                  (xliv) "Personal Property Leases" has the meaning set forth in
Section 5(m)(ii) of this Agreement.

                  (xlv) "Petroleum Materials" has the meaning set forth in
Section 5(cc) of this Agreement.

                  (xlvi) "Pre-Closing Escrow Agreement" has the meaning set forth in Section 4(d) of this Agreement.

                  (xlvii) "Pre-Closing Escrow Deposit" has the meaning set forth in Section 4(d) of this Agreement.

                  (xliii) "Predecessor Entity" means Francis Communications Corporation, a Texas corporation, the predecessor in interest to Seller.

                  (xlix) "Premises" has the meaning set forth in Section 5(m)(ii) of this Agreement.

                  (l) "Purchaser Broker Agreement" has the meaning set forth in
Section 15 of this Agreement.

                  (li) "Purchase Price" has the meaning set forth in Section 4(a) of this Agreement.

                  (lii) "Purchaser" means Aquis Communications, Inc., a Delaware corporation.

                  (liii) "Real Property" has the meaning set forth in Section 5(cc) of this Agreement.

                  (liv) "Registration Rights Agreement" has the meaning set forth in Section 4(a)(ii) of this Agreement.

                  (lv) "Retained Liabilities" has the meaning set forth in
Section 2(c)(v) of this Agreement.

                  (lvi) "Seller" means Francis Communications I, Ltd., a Texas limited partnership.

                  (lvii) "Seller Broker Agreement" has the meaning set forth in
Section 15 of this Agreement.

                  (lviii) "Seller GP" means Francis Communications Texas, Inc.

                  (lix) "Seller's Knowledge" in a representation or warranty of Seller means the actual knowledge of L. Frederick Francis, Ellis E. Gerrish and the employees of Seller who are familiar with the Business and the Assets or the matters with respect to which such representation or warranty is made, but does not include, except as specifically provided hereafter, constructive knowledge. Notwithstanding the foregoing, such phrase requires that such individuals: (i) undertake a reasonable examination of their and Seller's files and the assets relating to the Business to ascertain whether such files or asset examination reveal facts relevant to the representation or warranty in question, and (ii) make a reasonable inquiry of the other employees or agents of Seller whom they reasonably believe may have knowledge relating to the facts relevant to such representation or warranty.

                  (lx) "Shares" has the meaning set forth in Section 4(a)(ii) of this Agreement.

                  (lxi) "Spare Parts" has the meaning set forth in Section 2(a)(iii) of this Agreement.

                  (lxii) "Superfund" or "Superlien" has the meaning set forth in
Section 5(cc) of this Agreement.

                  (lxiii) "Telephone Number Inventory" has the meaning set forth in Section 5(f)(ii) of this Agreement.

                  (lxiv) "Transmitter Facilities" has the meaning set forth in
Section 5(q)(i) of this Agreement.

                  (lxv) "Trade Names" has the meaning set forth in Section 2(a)(x) of this Agreement.

                  (lxvi) "Valid Accounts Receivable" means Accounts Receivable due upon an Active Unit.

                  (lxvii) "Year 2000 Compliant" has the meaning set forth in
Section 5(e)(i) of this Agreement.

      2. Acquisition of Assets; Assumption of Liabilities.

            (a) Sale and Purchase of Assets. In exchange for the consideration specified herein, and on the terms and subject to the conditions and based upon the representations, warranties and agreements of the parties hereinafter set forth, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to grant, sell, convey, assign and deliver to Purchaser, all of the property and assets (the "Assets") of Seller, other than the Excluded Assets. The Assets shall include, without limitation, the following:

                  (i) all radio paging licenses issued by the FCC ("FCC Licenses"), and all files relating to the FCC Licenses and correspondence with the FCC, as set forth on Schedule 2(a)(i);

                  (ii) all machinery, including but not limited to the machinery listed on Schedule 2(a)(ii);

                  (iii) all paging transmission equipment (the"Equipment"), spare parts and maintenance manuals for the Equipment ("Spare Parts"), any and all rights of Seller under warranties covering such Equipment and parts, and all contracts for maintenance or servicing of the Equipment;

                  (iv) furniture, fixtures, computer and other office equipment and supplies located on any Premises, including, without limitation, the computer hardware listed on Schedule 2(a)(iv);

                  (v) the Telephone Number Inventory and office telephone and other utility services of the Business;

                  (vi) all Accounts Receivable;

                  (vii) the customer lists listed on Schedule 2(a)(vii) ("Customer List"), which Seller represents and warrants are the only customer lists relating to the Business, and all other books and records relating to the Business, other than the Excluded Assets (to the extent they so relate);

                  (viii) all the Leases and Personal Property Leases;

                  (ix) the Inventory;

                  (x) all trade names, trademarks, service marks or other identifying names used by Seller or the Predecessor Entity in the Business, and all goodwill related thereto (collectively, the "Trade Names");

                  (xi) the Billing Software;

                  (xii) goodwill of Seller;

                  (xiii) all other assets, properties and rights of Seller used in or pertaining to the Business, other than the Excluded Assets.

            All of the Assets will be acquired by Purchaser free and clear of all security interests, mortgages, pledges, liens, claims, encumbrances and any other third party rights (collectively,"Liens") except as otherwise set forth in this Agreement.

            (b) Excluded Assets. Notwithstanding the foregoing, Assets shall not include any of the following (the "Excluded Assets"):

                  (i) The corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account, certificates of limited partnership, limited partnership agreement or other records having to do with the organization of Seller, Seller's general partner or the Predecessor Entity or their operations prior to the Closing Date;

                  (ii) The rights which accrue or will accrue to Seller under this Agreement; and

                  (iii) All cash on hand.

            (c) Assumption of Certain Liabilities. In addition to the consideration provided for in Section 4, at the Closing Purchaser shall assume the following obligations and liabilities of Seller (collectively, "Assumed Liabilities"):

                  (i) the Leases;

                  (ii) a pro rata portion of the cost of Seller's Yellow Pages advertisement relating to the Business;

                  (iii) customer deposits ("Customer Deposits") as set forth in
Schedule 2(c)(iii);

                  (iv) Deferred Revenue as set forth in Schedule 2(c)(iv); and

                  (v) the postage meter rental agreement, software maintenance agreement, and other contractual obligations of Seller, if any, all as set forth in Schedule 2(c)(v). Except to the extent expressly assumed by Purchaser hereunder, Purchaser shall not assume or otherwise be responsible for or bound by any liabilities or obligations of Seller of any kind or nature, known or unknown, actual or contingent, matured or unmatured, liquidated or unliquidated, or otherwise arising out of occurrences on or through the Closing Date including, but not limited to, any obligation to retain any employee of the Business or any obligation or liability arising out of Seller's employment or termination of any employee (collectively, the "Retained Liabilities").

      3. Closing. The closing of the purchase and sale provided for in this Agreement shall take place at the offices of Scott, Hulse, Marshall, Feuille, Finger & Thurmond, P.C., 1100 Chase Tower, 201 E. Main, El Paso, Texas 79901, or such other place as the parties may agree, on the last day of the month following the date upon which all of the conditions precedent to the closing stated in Sections 7 and 8 have been satisfied in full, provided, that if such date is not at least ten (10) days from the date of satisfaction of such conditions, then the closing shall take place on either (i) the last day of the month following the month in which all such conditions precedent are satisfied, or (ii) such earlier date during such following month as may be determined by Purchaser. (Such closing is hereinafter sometimes referred to as the "Closing," and such time and date is hereinafter sometimes referred to as the "Closing Date"). The purchase of the Assets shall be effective as of the Closing Date.

      4. Purchase Price and Payment/Adjustments.

            (a) Purchase Price. The purchase price is as follows ("Purchase Price"):

                  (i) The sum of $4,000,000, payable as follows, subject to any adjustments as set forth herein:

                        (1) $3,600,000 at the Closing, subject to adjustments in accordance with Section 4(c), by certified or bank check or by wire transfer payable to Seller.

                        (2) $400,000 by certified or bank check or by wire transfer payable to Chase Bank of Texas, N.A. ("Escrow Agent"), such funds to be held and disbursed pursuant to a closing escrow agreement ("Closing Escrow Agreement") substantially in the form annexed hereto as Exhibit "A," with such changes as may be reasonably required by the Escrow Agent and mutually agreeable to Seller and Purchaser.

                  (ii) In addition to the cash consideration set forth above, Purchaser shall deliver to Seller 100,000 shares of the common capital stock of Aquis Communications Group, Inc., a Delaware corporation ("Aquis Group") at Closing (the "Shares"), which number shall be adjusted proportionately to reflect any changes in Aquis Group's capitalization from and after the date hereof, including, without limitation, changes in capitalization by reason of a reverse stock split. Within forty-five (45) days after the Closing, Purchaser shall file with the Securities and Exchange Commission a registration statement covering the Shares, as more fully described in the Registration Rights Agreement to be entered into between the parties on the Closing Date, which shall be substantially in the form of Exhibit "B" hereto (the "Registration Rights Agreement").

            (b) Allocation of Purchase Price. The Purchase Price allocation for each component of the Assets is as set forth on Schedule 4(b) to this Agreement.

            (c) Purchase Price Adjustments.

                  (i) In the event that during the three (3) full calendar month period immediately preceding the Closing Date Seller's average monthly gross revenue (which shall be computed in accordance with the GAAP accrual basis) from subscribers ("Average Gross Revenue") shall be less than $160,000, there shall be deducted from the Purchase Price, and from the payment due pursuant to
Section 4(a)(i)(l), an amount equal to twenty-five (25) times the amount by which $160,000 exceeds Seller's actual Average Gross Revenue during said three
(3) month period.

                  (ii) In the event that the total dollar value of the Deferred Revenue plus Customer Deposits assumed by Purchaser at Closing exceeds the total dollar value of the Valid Accounts Receivable at Closing, there shall be a dollar for dollar reduction in the Purchase Price and from the payment due pursuant to Section 4(a)(i)(l), for each dollar of excess.

            (d) Pre-Closing Escrow. Upon execution of this Agreement, Purchaser has deposited with Escrow Agent the sum of $100,000 by certified or bank check or by wire transfer payable to Escrow Agent. Said amount (the "Pre-Closing Escrow Deposit") shall be held by Escrow Agent in accordance with the terms of the pre-closing escrow agreement ("Pre-Closing Escrow

Agreement")substantially in the form annexed hereto as Exhibit "C." As set forth in the Pre-Closing Escrow Agreement, in the event that the transaction contemplated herein is not consummated due solely to a breach by Purchaser of any of its warranties, representations or covenants contained herein, or if Purchaser does not obtain the FINOVA Consent as provided in Section 16 hereof, then the Pre-Closing Escrow Deposit shall be paid by Escrow Agent to Seller and retained by Seller in order to partially compensate Seller for the costs and expenses incurred by Seller in negotiating this Agreement. In the event that the transaction contemplated herein is closed, the parties agree to direct the Escrow Agent at Closing to terminate the Pre-Closing Escrow Agreement and deliver the Pre-Closing Escrow Deposit to Purchaser at Closing, or as otherwise directed by Purchaser.

      5. Representations and Warranties of Seller. As an inducement for Purchaser to enter into this Agreement and perform its obligations hereunder, Seller and the Seller GP hereby represent and warrant to Purchaser as set forth below. Each of such representations and warranties are correct and complete as of the date hereof and shall be correct and complete as of the Closing, with the same effect as if said representations and warranties had been made at and as of the Closing Date.

            (a) Power and Authority. Seller has full, lawful power to own all of the Assets and to carry on the activities of the Business as presently conducted and to own, hold and operate the properties that it owns and holds. The execution and delivery of this Agreement and the other agreements, certificates and documents executed pursuant hereto by Seller and the Seller GP have been authorized by Seller and the Seller GP, respectively, and such agreements, certificates and documents are valid and binding upon Seller and Seller GP, respectively, in accordance with their respective terms.

            (b) Noncontravention. Neither the execution and delivery of this Agreement by Seller or the Seller GP, nor the performance of Seller in consummating the transactions contemplated by this Agreement will (i) conflict with or result in a violation or breach of, or default or termination under, any terms or provisions of Seller's limited partnership agreement ("Limited Partnership Agreement"), certificate of limited partnership ("Partnership Certificate") other partnership governance documents or the Seller GP's organizational documents or any other agreement or instrument to which Seller or the Seller GP is a party or by which Seller or the Seller GP or the Business is bound, or (ii) result in the imposition of any Lien upon any of the Assets.

            (c) Governmental Approvals. Except for the approval of the Federal Communications Commission (the "FCC"), no consent, approval or authorization of or declaration or filing with any governmental authority is required in connection with the execution or delivery of this Agreement by Seller, the sale of the Assets and operation of the Business as currently operated by Seller, the transfer of the Assets, including the FCC Licenses, to Seller from the Predecessor Entity, or the consummation by Seller of the transactions contemplated hereby.

            (d) Formation, Good Standing and Qualifications. Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas and is licensed to do business and in good standing under the law of the State of New Mexico. Seller GP is a corporation duly formed, validly existing and in good standing under the laws of the State of

Texas. Neither Seller nor the Business is licensed or qualified to do business in any states other than Texas and New Mexico, and neither the character of Seller's properties nor the nature of the Business make it necessary for Seller or the Business to be licensed or qualified to do business in any other state. Included in Schedule 5(d) attached hereto are correct and complete copies of the Limited Partnership Agreement and Partnership Certificate, each as amended to date. Such Limited Partnership Agreement and Partnership Certificate are in full force and effect.

            (e) Equipment and Telecommunications Transmission Services.

                  (i) Schedule 5(e)(i) sets forth all of the Equipment and Spare Parts (and their location) used in or pertaining to the Business, including all of the terminals, transmitters, link receivers and antennas used by Seller to provide paging service in support of the Business. Seller has good and valid title to the Equipment and the Spare Parts for such Equipment, free and clear of all Liens (other than liens reflected in Schedule 5(h)(ii), which shall be released at Closing). The Equipment and the Spare Parts are Year 2000 compliant. For purposes of this Agreement "Year 2000 Compliant" means, with respect to Seller's information technology, that the information technology is designed to be used prior to, during, and after the calendar Year 2000 A.D.,and the information technology used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations) and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date-time data with it.

                  (ii) Schedule 5(e)(ii) sets forth a list of all of the telecommunications transmission services provided in support of the Business, including services to (A) connect paging terminals to transmitters; (B) connect transmitters to monitoring locations for the performance of status monitoring, control and trouble-shooting functions; and (C) program numbers into the paging terminals and perform remote monitoring, adjustments, and trouble-shooting with respect to the paging terminals.

            (f) Telephone Number Inventory. Schedule 5(f) sets forth:

                  (i) the telephone numbers that have been assigned to or associated with individual paging units used by customers as part of the Business; and

                  (ii) the telephone numbers available for assignment to or association with individual paging units as part of the Business. All such telephone numbers (the "Telephone Number Inventory") have been activated in the paging control terminals included in the Equipment.

            (g) Financial Statements.

                  (i) Attached hereto as Schedule 5(g)(i) are unaudited financial statements of the Business, including statements of income and retained earnings for the fiscal years ending December 31, 1998 and 1997 and for the three (3) months ending March 31, 1999 (the "Financial Statements"). The Financial Statements have been prepared on the same basis as Seller reports its income for federal income tax purposes, consistently applied, and said Financial Statements fairly and accurately present the results of operations of the Business for the periods covered thereby and the financial condition of the Business as of the dates indicated thereon, and comply with the books and records of the Business. Since the date of the last balance sheet (the "Balance Sheet") contained in the Financial Statements ("Balance Sheet Date"), the Business has operated in the ordinary course of business and has, since the Balance Sheet Date, and will, through the Closing Date, continue to operate only in the ordinary course of business on the same basis as it has heretofore. Since the Balance Sheet Date, there has been no materially adverse change in the financial condition of the Business, and Seller knows of no such pending change;

                  (ii) Attached hereto as Schedule 5(g)(ii) are the compilation financial statements which were delivered to Purchasers' accountants (Price Waterhouse Coopers) which include a statement of operations for the year ended December 31, 1998 and a balance sheet at December 31, 1998. Such financial statements were compiled in accordance with GAAP.

                  (iii) Seller is in possession of the information necessary for Purchaser's accountants to conduct an audit of the Seller (and the Predecessor Entity) for the fiscal year 1998 (if determined by Purchaser's accountants to conduct such an audit), and Seller will maintain such information for a period of two (2) years following the Closing Date and provide such information to Purchaser (or its accountants), upon request during such period of time.

            (h) Assets.

                  (i) Except as set forth on Schedule 5(h)(i)hereto, to Seller's Knowledge, the physical Assets are in good operating condition, reasonable wear and tear excepted, and are free from any defects which could have a material adverse effect on the Assets or the operations of the Business, are in conformity with the manufacturer's specifications (including the ability to perform the functions for which it was designed), and are in compliance with FCC regulations. Except for the Excluded Assets, the Assets constitute all of the properties, assets and rights that have been used in the conduct of the Business and which are necessary to the operation of the Business. Except for the Excluded Assets, the Assets are all of the assets and properties previously owned and held by the Predecessor Entity relating to the Business. There are no assets of Seller not included in the Assets which are material to the operation of the Business and the absence of which would have a material adverse effect on Purchaser's ability to conduct the Business in the same manner that it has been previously conducted. Except as disclosed on Schedule 5(h)(i), the Assets are now and will be at the Closing Date located at Seller's places of business and will not be removed therefrom unless

Seller shall have received Purchaser's written consent to such action, which consent is in Purchaser's sole and absolute discretion.

                  (ii) Except as set forth on Schedule 5(h)(ii),Seller has good and marketable title to all the Assets free and clear of any Liens.

            (i) Business Names and Business Addresses. Schedule 5(i) sets forth any Trade Names used by Seller or the Predecessor Entity over the past five (5) years and all of the business address(es) of Seller or the Predecessor Entity for the past five (5) years. Schedule 5(i) also sets forth any copyright, patents, or intellectual property owned by Seller or used by Seller in connection with the Business (collectively with the Trade Names, the "Intellectual Property"). Seller has not registered or attempted to register the Intellectual Property, but is not aware of any other party using the Intellectual Property. Seller has not received any notice of adverse claims, invalidity or infringement of any rights of others with respect to the Intellectual Property and none of the Intellectual Property is the subject of any pending or threatened claim, litigation or lien. To Seller's Knowledge, Seller's use of the Intellectual Property did not and does not infringe upon, or otherwise violate the rights of any third party.

            (j) Liabilities. Except for leases, contracts and other contractual obligations not required to be reflected under GAAP, there are no liabilities, obligations or claims of any nature of or against Seller, the Predecessor Entity or the Business (whether threatened, accrued, contingent, absolute, unliquidated, asserted or otherwise, whether due or to become due) which were not disclosed or reflected fully on the Balance Sheets, and there are no such liabilities, obligations or claims of or against Seller, the Predecessor Entity or the Business, other than those disclosed or reflected in the Financial Statements.

            (k) Taxes.

                  (i) All taxes, including, without limitation, income, accumulated earnings, property, sales, use, franchise, added value, employees' income, withholding and social security taxes, imposed by the United States, or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by Seller, the Predecessor Entity or the Business, and all interest and penalties thereon, have been paid in full, and all tax returns and reports required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by Seller, the Predecessor Entity or the Business with respect to employees' withholding taxes have been duly made.

                  (ii) Neither Seller nor the Predecessor Entity has been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge, fee or deposit and there is no tax deficiency or claim outstanding, proposed or assessed against Seller, the Predecessor Entity or the Business.

                  (iii) Except as set forth on Schedule 5(k)(iii) hereof, no audit has been conducted of the tax returns relating to the Business during the last ten (10) year period.

                  (iv) After the Closing, Purchaser will incur no liability or expense by virtue of taxes relating to the Business for the period between the Balance Sheet Date and the Closing Date.

            (l) Inventory. All of Seller's inventories, including the Inventory, consist of items of a quality usable, marketable and saleable in the normal course of the Business.

            (m) Property.

                  (i) Seller does not own fee title to any real property.

                  (ii) Schedule 5(m)(ii) contains a complete and correct list and description of all of Seller's leases (whether oral or written) with respect to real property (the "Leases"), including a description of all buildings, structures, improvements, transmitters, terminals and other equipment located at each of the premises underlying such Leases (collectively, the "Premises"), and all licensing arrangements and leases of personal property relating to the Business ("Personal Property Leases"), to which Seller is a party (either as lessor, lessee, licensor or licensee). All such leases and licensing agreements are valid and effective in accordance with their respective terms and there are no existing defaults or events of default or events which with notice or lapse of time or both would constitute defaults or which would interfere with the enjoyment by Seller or any assignee of the benefits of such instrument or their use and enjoyment of the real or personal property. Except as set forth on
Schedule 5(m)(ii), no consents are required in order to transfer any of the Leases, Personal Property Leases or licenses to Purchaser.

                  (iii) Except as set forth on Schedule 5(m)(iii), all activities and operations conducted by Seller on the Premises, and all structures, improvements and fixtures by Seller on the Premises, conform to any and all applicable federal, state and local laws, ordinances and regulations, including, without limitation, zoning and building ordinances and health, environmental and safety laws, ordinances and regulations, and the Premises are zoned for the various purposes for which the Premises are currently being used.

                  (iv) Except as set forth on Schedule 5(m)(iv), to Seller's Knowledge, there is no condition resulting from the activities of the Business which would adversely affect or impair the use of any of the Premises for the purposes for which Seller is currently using the same or which could result in the imposition of liability on Purchaser.

                  (v) To Seller's Knowledge, there are no existing, pending or threatened condemnations, or violations of other governmental regulations giving rise to pending or threatened governmental or administrative actions that will materially adversely affect or impair the use of any of the Premises for the purposes to which Seller is currently using the same.

            (n) Material Contracts. Schedule 5(n) contains a list of all material contracts and documents to which Seller is a party, true and complete copies of which have been delivered to Purchaser, or in the case of contracts with Seller's subscribers, made available to Purchaser. All the subscribers of Seller are party to a written contract with Seller; all of such contacts are substantially in the form of the contract attached hereto as Exhibit "D." Except only as to contracts and documents listed on Schedule 5(n), Seller, with respect to the Business, is not a party to any written or oral (i) contract not made in the ordinary course of business; (ii) employment contract which is not terminable without cost or other liability to Seller on notice of thirty (30) days or less, (iii) contract with any labor union, (iv) bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, hospitalization, insurance or similar plan providing employee benefits, (v) lease with respect to any property, real or personal, whether as lessor or lessee, (vi) continuing contract for the future purchase of materials, supplies or equipment in excess of the requirements of the Business now booked or for normal operating inventories, (vii) contract involving the expenditure of more than one thousand dollars ($1,000), (viii) contract continuing over a period of more than one year from its date, (ix) contract interfering with Seller's exclusive and unrestricted use of any Trade Names or other Intellectual Property, or other contract, agreement or understanding, (x) inter-carrier agreement, agreement with a reseller or agreement with an agent, (xi) interconnection agreement with any local exchange carrier or interexchange carrier, or (xii) any agreement relating to circuits used to control the transmitters used in the Business (collectively,"Material Contracts") and the Business is not subject to any restriction that materially adversely affects the Assets, or the Business or its financial condition or prospects.

            (o) Compliance With Laws; Litigation.

                  (i) Except as set forth in Schedule 5(o)(i), to Seller's Knowledge, each of Seller and the Predecessor Entity has complied in all material respects with all laws, regulations and orders affecting the Business and its operations (including without limitation the rules of the FCC relating to regulatory fees, universal service fund obligations, telecommunications relay service, antenna support structure lighting and marking, tower registration, timely construction of facilities and the provision of service to subsidiaries, and the timely filing of applications and reports). Neither the Seller nor the Predecessor Entity has received notice or otherwise been advised that Seller, the Predecessor Entity or the Business is not in conformity with any such laws. To Seller's Knowledge, there are no actions, suits or proceedings, either at law or in equity, pending or threatened against Seller or the Business (collectively, an"Action"). No Action involves the possibility of any judgment or liability against Seller or the Business not fully covered by insurance, which may result in a materially adverse change in the financial condition of the Business, or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

                  (ii) Except as set forth on Schedule 5(o)(ii), there are no lawsuits or other private or governmental investigations, inquiries, proceedings or claims pending or threatened against Seller or the Business, or any of its property or assets, or which could affect the consummation of the transactions contemplated hereby; and to Seller's Knowledge there is no valid basis for any such lawsuit, proceeding or claim. Except as set forth on Schedule 5(o)(ii), there are no judgments, decrees or orders binding upon Seller or the Business, the effect of which would be to prohibit any business practice of the Business, the disposition of the Assets by Seller, the conduct of the Business by Seller or Purchaser or the consummation of the transactions contemplated herein. Except as set forth on Schedule 5(o)(ii) there are no violations, citations, fines, injunctions or penalties heretofore asserted against or imposed on Seller, the Business, or its properties or assets, or with respect to the conduct of the Business under any federal, state or local law or of which Seller has received notice or which otherwise bind the properties or assets of Seller or the Business, and none has been threatened.

                  (iii) Except as set forth in Schedule 5(o)(iii), there exists no default under any mortgage indenture, contract or agreement, which default may result in a materially adverse change in the Assets, or the financial condition or business or operations of the Business.

            (p) Accounts Receivable. All Accounts Receivable arise from bona fide transactions made in the ordinary course of business and represent services rendered or inventory sold in the ordinary course of business. All such Accounts Receivable are fairly presented, and all the Accounts Receivable are the result of arms-length transactions with third parties. The collectibility of the Accounts Receivable will not be impaired by any statute of limitations, right of set-off, counterclaim or defense. Set forth on Schedule 5(p) are computer printouts containing detailed listings of Accounts Receivable as of the dates specified therein (which shall be updated through the Closing Date) and which reflect the periods of time that such accounts have been outstanding as of the dates of such listings.

            (q) Licenses; Service Area.

                  (i) Schedule 5(q)(i) sets forth all of the FCC Licenses held by Seller, the Predecessor Entity or relating to the Business and copies of all associated pending license applications, any filings made with the FCC to memorialize the sites of any fill-in transmitter as defined and provided for under the rules of the FCC but which may not be shown on the FCC Licenses, and any authority provided under the FCC rules for fill-in transmitters that have not been memorialized by any filing with the FCC, but which are listed on
Schedule 5(q)(i) ("Fill-in Transmitters"). The FCC Licenses are in full force and effect, are validly held by Seller, and are free and clear of Liens, conditions or other restrictions of such nature as would materially limit the operation of Seller's antenna and transmitter sites covered by the FCC Licenses, including sites for any Fill-in Transmitter, (all such sites are collectively referred to as the "Transmitter Facilities"). Except for the FCC Licenses, there are no permits, licenses or other authorizations currently held by it, or required by law to be held by it, with respect to ownership of the Assets or operation of Business, except where the failure to hold such a permit, license or other authorization would not reasonably be expected to materially effect ownership of the Assets or conduct of the Business. The sites set forth in the FCC Licenses and any associated sites for Fill-in Transmitters listed therewith in Schedule 5(q)(i) constitute all of the sites necessary for the conduct of the Business and have been timely constructed and placed into operation with service to subscribers by Seller in accordance with the rules of the FCC. There are no applications, petitions to deny, complaints or proceedings pending before the FCC or relating to the operations of or the provision of service from the Transmitter Facilities that could preclude Seller from entering into this transaction or consummating the transactions contemplated hereby or that could affect the validity of the FCC Licenses.

                  (ii) The service areas in which the Business operates are described on Schedule 5(q)(ii).

                  (iii) The FCC Licenses have been validly transferred from the Predecessor Entity to Seller ("License Transfer") and no further filings are required in order to effectuate the License Transfer.

            (r) Benefit Plans. Except as disclosed in Schedule 5(r), the Business does not have any pension, retirement, profit sharing or bonus plan, or other employee welfare or benefit plan. Neither Seller nor the Business participates in, nor does it have any obligation to contribute to, or any withdrawal liability with respect to, any "multiemployer plan" as such term is defined in Section 4001 of ERISA and has not received notice of the reorganization of any such plan.

            (s) Employees. Set forth in Schedule 5(s) is a list of all employees of Seller and the compensation of each. Seller is not a party to any union or collective bargaining agreement or other agreements or arrangements of any kind with any other employee organization or association with respect to any of its employees. To Seller's Knowledge, there is no condition or circumstance which will or may cause the Business to suffer any strike, union representation contest, labor trouble or work stoppage, and the Business has not suffered any strike, union representation contest, labor trouble or work stoppage within the past five (5) years.

            (t) Insurance. Set forth on Schedule 5(t) is a list of all insurance policies relating to the Business to which Seller is a party, including the expiration dates of said policies. Complete copies of said policies have been delivered to Purchaser. Prior to the Closing, Seller will use its reasonable commercial efforts to continue in full force and effect after the Closing, at Purchaser's expense, the policies which Purchaser requests to be kept.

            (u) Account Information. Schedule 5(u) contains (i) a current list of resellers with whom Seller has contracts or agreements and accounts of the Business, (ii) a current list of Seller's service rates for all resellers and all types of service and accounts, (iii) a list of accounts and resellers which sets forth the number of accounts and resellers by type and the average monthly billing for each reseller and type of account, and (iv) a summary of the number and type of accounts on each frequency used by the Business. Seller is not aware of any circumstances currently existing which could result in the loss of any current reseller or account of the Business as a consequence of the transfer of ownership of the Business.

            (v) Consents and Approvals. Except as set forth on Schedules 5(m)(ii) and 5(v), no consent, approval or waiver of or by any third party, except those which have been obtained and which have been delivered to Purchaser, is necessary in order to permit the transfer and assignment of the Business and the Assets to Purchaser, free and clear of any liens or encumbrance, and the failure by Seller to secure any consent or waiver will not result in any adverse affect upon the Assets or upon Purchaser or its abilities to operate the Business.

            (w) Changes in the Business. Except as set forth on Schedule 5(w), since January 1, 1998, neither Seller, the Predecessor Entity nor the Business has:

                  (i) Made any material changes in the Business or operations of the Business or the manner of conducting such Business or operations;

                  (ii) Suffered any damage, destruction or loss materially adversely affecting the Business or its operations;

                  (iii) Sold, assigned or transferred any trade secret, customer list or account or suffered any materially adverse change with respect to any of the foregoing;

                  (iv) Suffered any material adverse change in its condition, financial or otherwise;

                  (v) Sold, leased, disposed of, mortgaged, pledged or suffered (without being released or relieved therefrom), any lien or encumbrance or waived any substantial rights relating to any property or assets, tangible or intangible, relating to the Business, other than in the ordinary course of business; or

                  (vi) Entered into any transaction or material contract or agreement other than in the ordinary course of business.

            (x) Documents Relating to Business. Seller has furnished, or in the case of Seller's subscribers, made available, to Purchaser every material agreement, instrument, letter, pleading, consent, waiver, notice, note and every material document of whatever nature relating to the Business, and to Seller's Knowledge, there is no other material document or instrument of any kind that Seller has failed to furnish that would or might affect the truth, accuracy or completeness of the representations and warranties contained herein. No representation or warranty by Seller in this Agreement or any Exhibit, Schedule or related agreement contains or will contain any untrue statement of a material fact nor omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

            (y) Books and Records. To Seller's Knowledge, the records of the Business are complete and accurate in all material respects. The financial books and records of the Business have been maintained consistently in accordance with sound business practices and are accurate and complete in all material respects.

            (z) Payments.

                  (i) Except as set forth on Schedule 5(z) neither Seller, the Predecessor Entity nor the employees or agents, or any other person acting on behalf of Seller, the Predecessor Entity or the Business, has, directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or any political party or candidate for office or other person who is or may be in a position to help or hinder the Business which: (A) might subject Seller, Purchaser or the Business to any damage or penalty in any civil, criminal or governmental litigation or proceeding or, (B)which if not given in the past, might have had a materially adverse effect on the assets, business or operations of the Business as reflected in the Financial Statements or (C) if not continued in the future, might adversely affect the assets, business, operations or prospects of the Business.

                  (ii) Seller has not obtained, directly or indirectly, any property as a result of activities, or used any property to conduct activities, which activities may constitute or result in a violation of any federal, state or local law, rule or regulation, the penalty for which could be forfeiture of such property.

            (aa) Schedules. Each of the Schedules described in this Agreement is dated the date of this Agreement (unless the Schedule indicates specifically that it is prepared as of a different date), identified specifically as a schedule to a particular Section and is hereby certified by Seller as being true and complete. Any information disclosed in any Schedule described in this Agreement shall be deemed disclosed for purposes of all other such Schedules to which such information is relevant.

            (bb) Active Units. The number of Active Units as of February 28, 1999 was 24,474.

            (cc) Environmental Matters. With respect to any real property leased by Seller pursuant to a Lease (any such real property is referred to herein as "Real Property"), to Seller's Knowledge, there has been no use, generation, manufacture, production, storage, release, discharge or disposal of any Hazardous Material (as defined below) on, under or about the Real Property or transportation by Seller or its employees, agents or representatives of any Hazardous Materials to or from the Real Property, except for petroleum-based solvents and products ("Petroleum Materials") that are used in connection with the servicing of equipment in the normal course of the Business, which Petroleum Materials are stored or handled on the Premises in full compliance of all applicable laws. For purposes of this Section 5(cc), "Hazardous Materials" means any hazardous material, hazardous substance, regulated substance, pollutant or contaminant, hazardous waste, or hazardous chemical, as those terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other comparable "Superfund" or "Superlien" law, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous

Materials Transportation Act, any regulations promulgated under the foregoing, or by the U.S. Environmental Protection Agency or any applicable state or local environmental agency.

            (dd) Contracts. Except as set forth in Schedule 5(dd), each agreement, arrangement, commitment, contract, lease, license, instrument or other obligation which is included in the Assets (collectively,"Contracts") is valid, binding and enforceable in accordance with its terms and is in full force and effect, and there are no existing violations or defaults by Seller or to Seller's Knowledge any other party thereto and to Seller's Knowledge no event, act or omission has occurred which (with or without notice or the passage of time or both) would result in a material violation in default under any such Contract. Except as reflected in the Schedules, all amounts due and payable under each such contract have been paid.

            (ee) Billing Software. Seller is the sole owner of all right title and interest in and to the billing software used to bill accounts in connection with the business and all intellectual property rights thereto (the "Billing Software"). The computer hardware set forth in Schedule 2(a)(iv) and the Billing Software collectively comprise the billing system utilized by Seller to perform billing services. The Billing Software as configured and delivered to Purchaser at the Closing, shall perform and function and be in the same condition as was the case during the three billing cycles immediately preceding the date hereof.

      6. Representations and Warranties of Purchaser and Group. As an inducement for Seller to enter into this Agreement and perform its obligations hereunder, each of Purchaser and Group represents and warrants to Seller as set forth below. Each of such representations and warranties are correct and complete as of the date hereof and shall be correct and complete as of the Closing, with the same effect as if said representations and warranties had been made at and as of the Closing Date:

            (a) Organization and Good Standing. Each of Purchaser and Group is a corporation duly organized, validly existing and in good standing under of the laws of the State of Delaware.

            (b) Forestallments. Neither Purchaser nor Group is a party to or subject to any contract or agreement or any judgment, order, writ, injunction or decree of any court or governmental body which will prevent its performance of its obligations under this Agreement.

            (c) Authorization. The execution and delivery of this Agreement and the other agreements, certificates and documents contemplated hereby or referred to herein has been duly authorized by its directors as required under the laws of the State of Delaware, and no other corporate action is required for the approval of this Agreement or such other agreements, certificates and documents executed and delivered by Purchaser or Group, all of which are valid and binding upon Purchaser or Group, to the extent each is a party thereto, in accordance with their respective terms.

            (d) Noncontravention. Neither the execution and delivery of this Agreement by Purchaser and Group, nor the performance of Purchaser and Group in consummating the transactions contemplated by this Agreement will conflict with or result in a violation or breach of, or default, or termination under, any terms or provisions of either Purchaser's or Group's corporate charter or bylaws or of any terms or provisions of any other agreement or instrument to which Purchaser or Group is a party or by which Purchaser or Group is bound.

            (e) Consents and Approvals. Except for the approvals of the FCC, and requisite filings with the Securities and Exchange Commission, no consent, approval, authorization, waiver, declaration or filing of, by or with any governmental authority or by any third party, except those which have been delivered to Seller, is necessary in connection with the execution or delivery of this Agreement by Purchaser and Group or the consummation by Purchaser or Group of the transactions contemplated hereby.

            (f) FCC Qualification. Purchaser is legally qualified to hold the FCC Licenses.

      7. Conditions Precedent to Purchaser's Obligation to Close. All obligations of Purchaser to close under this Agreement are subject to the fulfillment of each of the following conditions, prior to or at the Closing:

            (a) Representations and Warranties. The representations and warranties made by Seller and the Seller GP contained herein, including the Schedules attached hereto, shall be true and correct at and as of the time of the Closing, with the same effect as though such representations and warranties were made at and as of such time, except in respects not materially adverse to Seller, the Seller GP or the Business, and Seller and Seller GP shall deliver to Purchaser a certificate dated the Closing Date so stating. As used herein, the phrase "in respects not materially adverse to Seller" shall mean in respects not materially adverse to the overall financial condition, business or prospects of the Business.

            (b) Performance and Compliance. Seller, on or before the Closing, shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with at or before the Closing.

            (c) Certificate. Seller shall have delivered to Purchaser a certificate, dated the Closing Date and signed by an appropriate officer of Seller certifying as to the fulfillment of the conditions set forth in Subsections (a) and (b) of this Section 7.

            (d) Opinion Letters. Purchaser shall have been furnished with opinions, dated the Closing Date, of Scott, Hulse, Marshall, Feuille, Finger & Thurmond, P.C., counsel to Seller and of Lukas, Nace, Gutierrez & Sachs, Special FCC Counsel to Seller, each in substantially the form of Exhibit "E" attached hereto.

            (e) Governmental Action. No order, ruling or regulation (general or specific) of any governmental authority shall have been issued or promulgated, and no judicial or administrative action shall have been taken and shall have not been rescinded, canceled or reversed, which action has the purpose or would have the effect of prohibiting the transactions herein contemplated or the effect of interfering with or materially affecting the right or ability of any party to this Agreement to consummate any of the transactions contemplated hereby.

            (f) Consents and Approvals. All consents, approvals and waivers of third parties, including those set forth on Schedule 5(v), the FINOVA Consent, and consents, permits and approvals of all regulatory agencies or other authorities having jurisdiction over the transactions contemplated by this Agreement, including a Final Order from the FCC, shall have been procured and delivered to Purchaser, and all other requirements prescribed by law shall have been satisfied.

            (g) Prohibitive Proceedings. No suit, action or other proceeding shall be pending or directly threatened by any federal or state governmental agency having jurisdiction or authority over either Seller, Seller GP, Purchaser or Group in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement.

            (h) Other Documentation. Seller shall have delivered such other documents, opinions and certificates as are reasonably requested by counsel for Purchaser to effect the consummation of the transactions contemplated herein.

            (i) Accountant's Review. Purchaser shall not have been advised by Purchaser's accountants (the "Accountants"), at or prior to the Closing Date, that, based upon a review (but not an audit) of the affairs of the Business through the Closing Date, there has come to their attention facts or circumstances causing them to believe that Seller's representations and warranties relating to the Assets, the Financial Statements, and the financial condition of the Business are not materially true and correct as of the Closing Date. Any such advice shall be in writing and shall specify in detail the particulars as to what facts or circumstances have caused the Accountants to believe that any such representations or warranties are not materially true and correct or that any such condition has not been fulfilled. Seller shall be given a reasonable opportunity (not to exceed five (5) business days after delivery to it of such advice) to explain or remedy any alleged misrepresentation or breach of warranty. If the Closing thereafter occurs, it shall be deemed to have occurred as of the originally scheduled Closing Date. In preparing such advice the Accountants may rely upon written statements of Seller and need not audit the financial condition of Seller.

            (j) Amounts Payable. All amounts payable by Seller to the Business and all amounts payable by the Business to Seller shall have been netted and paid in full.

            (k) Zoning. There shall not have been commenced, threatened or received any proceeding, or notice thereof, which results or could result in the citation of Seller or the Business for violation of zoning ordinances in connection with the use of the Seller's principal office or requiring the cessation of such use.

            (l) Other Consents and Approvals. Seller shall have delivered all consents, approvals and waivers required under any contracts, licenses, leases (including the Leases) or other agreements material to the Business or shall have executed and delivered assignments of all such instruments.

            (m) UCC Termination Statements. Purchaser shall have received originally executed UCC-3 termination statements releasing all of Montwood National Bank's liens.

            (n) Dispute Resolution. The matters set forth on Schedule 5(dd) shall have been resolved to the reasonable satisfaction of Purchaser. In the absence of such resolution, if either US West Communications or Southwestern Bell Telephone Company threaten to terminate service to the Purchaser as a result of such matters, then Purchaser shall be entitled to settle such matters as it determines to do so and will be entitled to withdraw from the funds being held pursuant to the Closing Escrow Agreement any amounts expended to settle such matters.

            (o) Transfer of Active Units. The number of Active Units to be transferred at Closing shall not be less than 23,000.

      8. Conditions Precedent to Seller's Obligation to Close. All obligations of Seller to close under this Agreement are subject to the fulfillment of each of the following conditions, prior to or at the Closing:

            (a) Representations and Warranties. The representations and warranties made by Purchaser and/or Group contained herein shall be true and correct at and as of the time of the Closing, with the same effect as though such representations and warranties were made at and as of such time, except in respects not materially adverse to Purchaser or Group, and Purchaser shall deliver to Seller a certificate dated the Closing Date so stating. As used herein, the phrase "in respects not materially adverse to Purchaser" shall mean in respects not materially adverse to the overall financial condition, business or prospects of Purchaser or Group.

            (b) Performance and Compliance. Purchaser, on or before the Closing, shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with at or before the Closing.

            (c) Certificate. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and signed by an appropriate officer of Purchaser certifying as to the fulfillment of the conditions set forth in Subsections (a) and (b) of this Section 8.

            (d) Opinion Letter. Seller shall have been furnished with an opinion, dated the Closing Date, of Phillips Nizer Benjamin Krim &Ballon LLP, counsel to Purchaser, in substantially the form of Exhibit "F" attached hereto.

            (e) Governmental Action. No order, ruling or regulation (general or specific) of any governmental authority shall have been issued or promulgated, and no judicial or administrative action shall have been taken and shall have not been rescinded, canceled or reversed, which action has the purpose or would have the effect of prohibiting the transactions herein contemplated or the effect of interfering with or materially affecting the right or ability of any party to this Agreement to consummate any of the transactions contemplated hereby.

            (f) Consents and Approvals. All consents, approvals and waivers of third parties, including the FINOVA Consent, and consents, permits and approvals of all regulatory agencies or other authorities having jurisdiction over the transactions contemplated by this Agreement, including a Final Order from the FCC, shall have been procured and delivered to Seller, and all other requirements prescribed by law shall have been satisfied.

            (g) Prohibitive Proceedings. No suit, action or other proceeding shall be pending or directly threatened by any federal or state governmental agency having jurisdiction or authority over either Seller, Seller GP, Purchaser or Group in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement.

            (h) Other Documentation. Purchaser shall have delivered such other documents, opinions and certificates as are reasonably requested by counsel for Seller to effect the consummation of the transactions contemplated herein.

      9. Access; FCC Approvals.

            (a) Access.

                  (i) Prior to the Closing, Seller will give to Purchaser and Purchaser's counsel, accountants or other representatives full access (during normal business hours) to all properties, documents, contracts, books, records and other data of the Business; provided, however, that all information received by Purchaser, Purchaser's counsel, accountants or other representatives shall be held wholly confidential by each of them and that in taking advantage of such access, none of them shall interfere with the operation of the Business, and, provided further, that if the transaction contemplated hereby shall not be consummated, all data of every kind and nature and all copies of documents taken by any of said persons shall upon request be returned to Seller and not otherwise utilized by Purchaser, and provided further that information publicly available or previously known by Purchaser or later acquired from third parties having no obligation of confidentiality to Seller need not be held confidential.

                  (ii) From and after the Closing, Seller will give to Purchaser, Purchaser's counsel, accountants or other representatives full access (during normal business hours) to all books and records of Seller with respect to the period ending on the Closing Date.

            (b) FCC Approvals. Promptly upon execution of this Agreement, Seller shall commence the proceedings necessary to obtain FCC approval of the transfer of the FCC Licenses to Purchaser, including filing with the FCC within thirty
(30) days hereof the applications requesting FCC consent to the proposed assignment of the FCC Licenses to Purchaser. Seller agrees to take all action necessary to facilitate the granting of such approval and to keep Purchaser informed as to the course of such proceedings, and Purchaser agrees to cooperate with Seller in providing any information or assistance reasonably required to expedite such approval proceedings. Each party shall bear its own costs associated with obtaining FCC approval of the transfer of the FCC Licenses to Purchaser, including reasonable attorney's fees. Purchaser and Seller agree to share equally the filing fees required for such approvals.

      10. Affirmative Covenants of Seller. Except as otherwise consented to by Purchaser, Seller covenants that, throughout the period commencing on the date hereof and ending on the Closing Date, it will:

            (a) Conduct of Business. Conduct the Business only in the ordinary course, consistent with prior practice;

            (b) Maintenance of Property. Maintain and keep the material properties, machinery and equipment of the Business in as good repair and condition in all material respects as at present, except for depreciation due to ordinary wear and tear;

            (c) Insurance. Maintain in full force and effect insurance at least as great as the amounts and comparable in scope of coverage to that now maintained by the Business as described on Schedule 5(t) hereto;

            (d) Performance of Obligations. Consistent with past business practices, perform all material obligations under material contracts, leases and documents relating to or affecting the material assets, properties and business of the Business;

            (e) Maintenance and Preservation of Business. Consistent with its past practices, use its best efforts to maintain and preserve the Business;

            (f) Compliance with Laws. Comply with and perform all material obligations and duties imposed upon it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities, including filing with the FCC all documents required to be filed in connection with the FCC Licenses and the operation of the Transmitter Facilities and the Equipment, including without limitation all renewal applications in connection with the FCC Licenses, in a timely manner and in the ordinary course, as provided in the FCC rules. Prior to the timely filing of a renewal application for any FCC License, cause all Transmitter Facilities and Equipment covered by such FCC License to be in compliance with the FCC rules pertaining to human exposure to radio frequency emissions;

            (g) Notice of Certain Events. By written notice to Purchaser, notify Purchaser of the commencement of any litigation against Seller or the Business involving an amount exceeding $5,000 in each instance or of the existence of adverse business conditions threatening the continued, normal business operations of the Business;

            (h) Licenses. Use its best efforts to assure that all the FCC Licenses will be in full force and effect on the Closing Date;

            (i) Satisfaction of Condition. Use its best efforts to assure, as soon as is reasonably practicable, the satisfaction of the conditions to the effectiveness of the transactions contemplated in this Agreement and grant Purchaser reasonable access to the business and the premises to permit familiarization therewith.

            (j) Good Standing. Maintain its existence as a limited partnership validly existing and in good standing under the laws of the States of Texas and qualified to do business in New Mexico.

      11. Negative Covenants of Seller. Seller covenants that, throughout the period commencing on the date hereof and ending on the Closing Date, unless Purchaser shall have otherwise consented in writing, it will not:

            (a) Material Contracts. Enter into or institute any Material Contract or any material employment contract or other agreement not in the normal course of the Business or, except as required by applicable law or regulation, renew, amend or modify any such contract or agreement now in existence.

            (b) Inconsistent Agreements. Enter into any agreement, understanding or commitment, written or oral, with any other person which is in any material respect inconsistent with the obligations of Seller arising under this Agreement.

      12. Affirmative Covenants of Purchaser. Except as otherwise consented to by Seller, each of Purchaser and Group covenants that, throughout the period commencing on the date hereof and ending on the Closing Date, it will:

            (a) Good Standing. Maintain its existence as a corporation validly existing in good standing under the laws of the state of Delaware;

            (b) Satisfaction of Conditions. Use its best efforts to assure, as soon as is reasonably practicable, the satisfaction of the conditions to the effectiveness of the transactions contemplated in this Agreement;

            (c) Maintenance and Preservation of Business. Use its best efforts to maintain and preserve its business; and

            (d) Compliance with Laws. Comply with and perform all material obligations and duties imposed upon it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities, except in respects not materially adverse to its financial condition or business.

      13. Termination.

            (a) Grounds for Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                  (i) by mutual consent of Seller and Purchaser; or

                  (ii) by the nonbreaching party hereto, if :

                        (a) the other party shall have:

                              (1) misstated any representation or been in breach
of any warranty contained herein and such misrepresentation or warranty has not been cured within ten (10) days after notice from the non-breaching party, or

                              (2) been in breach of any covenant, undertaking or
restriction contained herein and such breach has not been cured within ten (10) days after notice from the non-breaching party, or

                        (b) a condition to Closing applicable to it hereunder has not been satisfied by the Closing Date (or such earlier date as specified herein) that has not been waived in writing by such party;

                  (iii) by Seller or Purchaser if a Final Order from the FCC has not been received on or prior to December 31, 1999 provided, however, that if a Final Order has not been obtained by December 31, 1999, but the application for FCC approval is still pending and a Final Order is reasonably likely to be granted by March 31, 2000, then the time period for FCC approval shall be extended for so long as such Final Order is reasonably likely, but not beyond March 31, 2000; or

                  (iv) by Seller or Purchaser if the FINOVA Consent has not been obtained as provided in Section 16 hereof.

            (b) Consequences of Termination. In the event of the termination and abandonment hereof pursuant to the provisions of this Section 13 this Agreement shall become void and have no effect (except for Section 18), without any liability on the part of the parties hereto or any of their partners, directors, officers or stockholders in respect of this Agreement, except for liability of any party then in breach, which shall not be affected by such termination.

      14. Deliveries at Closing.

            (a) Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following, duly authorized and executed by Seller (unless otherwise indicated):

                  (i) an assignment and assumption agreement substantially in the form attached hereto as Exhibit "G" ("Assignment and Assumption Agreement";

                  (ii) an instrument of conveyance or bill of sale substantially in the form attached hereto as Exhibit "H";

                  (iii) a certificate of Seller, as required under Section 7(c) hereof;

                  (iv) the opinions required under Section 7(d)hereof;

                  (v) the Closing Escrow Agreement;

                  (vi) a non-competition, confidentiality and nondisclosure agreement substantially in the form of Exhibit "I";

                  (vii) the Registration Rights Agreement;

                  (viii) all such other endorsements and instruments as Purchaser may reasonably request for the purpose of (a) vesting in Purchaser good and valid title to the Assets, free and clear of all liens, charges and encumbrances (except those permitted hereunder), (b) transferring the FCC Licenses and the Leases, and (c) enabling Purchaser to operate the Business.

                  (ix) the object code and machine readable source code for the Billing Software and the related documentation and a copy of the Billing Software on the appropriate physical medium as agreed to in good faith by Seller and Purchaser;

                  (x) originally executed UCC-3 termination statements releasing all liens of Montwood National Bank (or other lender for such related credit facility);

                  (xi) Purchaser shall arrange to have all records relating to the FCC Licenses, including those held by counsel to Seller, delivered to Purchaser within seven (7) days of the Closing;

                  (xii) good standing certificates of Seller GP from the Secretary of State of Texas and of Seller from the Secretaries of State of Texas and New Mexico each dated within ten (10) days prior to the Closing Date.

            (b) Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following, duly authorized and executed by Purchaser (unless otherwise indicated):

                  (i) the Assignment and Assumption Agreement;

                  (ii) a certificate of Seller, as required under Section 8(a) hereof;

                  (iii) the Closing Escrow Agreement;

                  (iv) original stock certificates for the Shares, bearing the appropriate legend;

                  (v) the Registration Rights Agreement; and

                  (vi) the opinion required under Section 8(d)hereof.

            (c) Further Assurances. At any time and from time to time after the Closing, at the request of any party and without further consideration, the other party will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the requesting party may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign the properties transferred hereunder and to effectuate the terms hereof. In addition, Seller shall use commercially reasonable efforts to obtain the prompt transfer of any telecommunications transmissions services listed on Schedule 5(c)(i) and the Telephone Number Inventory listed on Schedule 5(f) to Purchaser.

            (d) Proration. State and local property taxes on the Assets, rents paid or due under the Leases, regulatory fees paid or due in the ordinary course in connection with the Business or the Assets (including fees under the universal service fund and telecommunications relay service), and payments made or due under the other Contracts assigned to Purchaser hereunder shall be prorated as of the Closing Date, with the Seller being responsible for all amounts arising out of occurrences on or through the Closing, and the Purchaser being responsible thereafter. To the extent determinable, such proration shall be made at the Closing, and the amounts due pursuant to Section 4(a)(i)(1) hereof shall be appropriately adjusted. To the extent not so determinable, the appropriate amount shall be paid promptly upon demand of the party entitled thereto.

      15. Brokers. Except for Dixon Capital Associates, Inc. with whom Seller has entered into a separate commission agreement, and which commission shall be paid by Seller (the "Seller Broker Agreement"), and except for Deerfield Partners, with whom Purchaser has entered into a separate agreement and the obligations of which shall be paid by Purchaser (the "Purchaser Broker

Agreement"), Seller and Purchaser represent and warrant each to the other that they have not dealt with any broker, sales person or finder in connection with this transaction. Seller and Purchaser each agree to indemnify, defend and hold the other harmless from and against any loss, cost, liability or expense suffered or incurred by the other party as a result of a claim or claims for brokerage commissions, finder's fees or other similar fees from any party or firm that is based on the act or omission of the party in breach of the above warranty.

      16. Consent of Lender. Seller and Purchaser hereby acknowledge and agree that this Agreement and the transactions contemplated hereunder are subject to and contingent upon the written consent of FINOVA Capital Corporation ("FINOVA Consent"),the senior lender under a credit facility with Purchaser. Following execution and delivery of this Agreement by the parties, should Purchaser be unable to obtain FINOVA Consent for any reason within sixty (60) days from the date hereof, this Agreement may be terminated by Seller or Purchaser pursuant to the terms of Section 13.

      17. Expenses. Except as specifically provided in Section 9 hereof, Purchaser and Seller will each pay their respective counsel, accountants and other expenses incurred in connection with the negotiation and consummation of the transactions contemplated herein.

      18. Nondisclosure of Confidential Information. Purchaser and Seller each agree that if for any reason whatsoever the transactions contemplated by this Agreement shall not be consummated, all information disclosed to the other party pursuant to Section 9 or otherwise shall remain confidential and each party shall not use or furnish or divulge the same to any other person, except for information not deemed confidential as provided in Section (9)(a)(i) hereof.

      19. Survival of Representations and Warranties.

            (a) Period of Survival. All representations, covenants and warranties made by Seller and Purchaser under this Agreement in connection with the transactions contemplated hereby or in any Exhibit, Schedule, certificate, list or other instrument delivered pursuant hereto shall survive the Closing for a period of one (1)year.

            (b) Reliance. Notwithstanding any right of Purchaser to fully investigate the affairs of Seller relating to the Business and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of Seller contained in this Agreement or in any document delivered or to be delivered pursuant to this Agreement by Seller or any of Seller's representatives (including, but not limited to, any accountant or attorney representing Seller), in connection with the transactions contemplated by this Agreement. Each warranty, representation, agreement and covenant contained herein is independent of all warranties, representations, agreements and covenants contained herein or in any Exhibit, Schedule, certificate, list or other instrument or documents (whether or not covering identical or related subject matter) and must be independently and separately complied with and satisfied.

      20. Indemnification.

            (a) By Seller and Purchaser. Seller hereby indemnifies Purchaser and agrees to hold Purchaser harmless from and against any and all damages, losses, costs and expenses (including reasonable counsel fees and expenses in connection with the contest of any claim) paid or incurred by Purchaser and arising out of
(i) any and all inaccurate representations or breaches of covenant or warranty made by Seller under this Agreement in connection with the transactions contemplated hereby (including, without limitation, withdrawal liability regarding any employee(s) of Seller) or in any Exhibit, Schedule, certificate, list or other instrument delivered pursuant hereto, (ii) any and all claims made against Purchaser for any liability that Purchaser did not assume pursuant to
Section 2(c) hereof including the Retained Liabilities, which include, without limitation, any of the claims set forth on Schedule 5(dd), or withdrawal liability regarding any employee(s) of Seller, or (iii) Seller's failure to comply with the Bulk Acts. Purchaser shall have the right in enforcing this
Section 20(a) first to obtain reimbursement in satisfaction of any of Seller's obligations hereunder from the funds held in escrow pursuant to the Closing Escrow Agreement, in accordance with the terms of such Closing Escrow Agreement.

                  Purchaser hereby indemnifies Seller and agrees to hold Seller harmless from and against any and all damages, losses, costs and expenses (including counsel fees and expenses in connection with the contest of any claim) paid or incurred by Seller and arising out of any and all inaccurate representations or breaches of covenant or warranty made by Purchaser under this Agreement in connection with the transactions contemplated hereby or in any Exhibit, Schedule, certificate, list or other instrument delivered pursuant hereto.

            (b) Procedure for Claims. Promptly after receipt by an indemnified party under Section 20(a) of notice of the commencement of any action asserting a claim based upon any cause enumerated herein, the indemnified party shall, if it claims the benefits of indemnification pursuant to Section 20(a) with respect to such action, notify the indemnifying party of the commencement thereof. Upon receipt of such notice, the indemnifying party shall have the option of either assuming the defense of such action (and the cost thereof) with counsel reasonably satisfactory to both the indemnified and the indemnifying parties or participating in the defense of such action at the sole expense, however, of the indemnifying party. In the event of the indemnifying party's assumption of the defense of such action, counsel selected by the indemnified party may at the election of the indemnified party participate in any such defense, at the sole expense, however, of the indemnified party. No settlement or compromise to be paid by the indemnifying party shall be entered into without the written consent of the indemnified party, which consent shall not be unreasonably withheld.

            (c) Time Period for Claims. The indemnity provided in Section 20(a) shall be limited in time, in that no party may assert a claim in respect of such indemnity at any time after one (1) year after the Closing Date.

            (d) Minimum Claim. Notwithstanding anything herein to the contrary, no party shall assert a claim for indemnity pursuant to Section 20(a) unless the aggregate of all such claims by such indemnified party against such indemnifying party shall exceed $30,000.00, in which event the indemnifying party's obligation shall apply to all indemnified losses in excess of such amount.

      21. Employees. Purchaser shall have the unlimited right, but not the obligation, to seek and secure the employment of any employee of Seller, and Seller shall reasonably assist Purchaser in such efforts, provided, however, that Seller shall not be required to incur any expense thereby, and, provided further, that Seller does not warrant or guarantee the availability to Purchaser of any of the current employees of Seller.

      22. Accounts Receivable. Purchaser will use efforts consistent with standard practice to collect the Accounts Receivable. Ninety (90) days after the Closing Date, Purchaser shall give Seller notice of any Accounts Receivable that existed as of the Closing Date that remain uncollected at such date. Seller shall then have thirty (30) days to collect such uncollected Accounts Receivable at its own expense. Seller shall deliver to Purchaser any amounts it receives during such period from such efforts. At the end of such thirty (30) day period, to the extent that Accounts Receivable remain uncollected in excess of $50,000, Purchaser shall have the right to retransfer and re-assign to Seller the Accounts Receivable representing such excess (with respect to accounts which are not billed on a monthly basis, such amount shall be limited to the amount of such Accounts Receivable which relate to services rendered through the date of such retransfer) and to collect from the Escrow Agent the amount of such excess. After any such transfer to Seller, any amounts thereafter collected by Seller shall be the property of Seller.

      23. Bulk Sales Compliance. Purchaser waives compliance by Seller with the provisions of any applicable bulk transfer laws and/or bulk sales tax acts (including, without limitation, any notice provisions thereunder) (the "Bulk Acts").

      24. Risk of Loss. From the date hereof through the Closing Date, if any Asset is destroyed or damaged by fire or any other cause, other than use, wear or loss in the ordinary course of business and the aggregate amount of such damage exceeds $5,000.00, or the damage could otherwise adversely affect the operations of the Business, Seller shall give written notice to Purchaser as soon as practicable (but in no event later than five (5) calendar days) after discovery by Seller of such damage or destruction. Seller shall have the option of (a) having such Asset delivered to it at the Closing in its destroyed or damaged condition in which event the Purchase Price shall be reduced by the amount allocated to such Assets (to the extent of such damage or destruction), as mutually agreed by the parties, (b) excluding such Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Assets, as mutually agreed by the parties, or (c) replacing or repairing such Assets (any replacement shall be deemed an Asset) at Seller's expense.

      25. Names. Notwithstanding anything in this Agreement to the contrary, Seller and Purchaser agree that Seller and L. Frederick Francis, one of the principals of Seller, shall continue to have the right to use the name "Francis," alone or in combination with any other words, other than in combination with the word "Communications." Additionally, Purchaser agrees to cease use of the name "Francis Communications" and all derivations thereof six (6) months after the Closing Date.

      26. Notices. All notices and communications shall be in writing and delivered as follows (or to such other address as any party may furnish to the other in writing in accordance with the terms of this Section):

            If to Purchaser:  Aquis Communications, Inc.
                              1719A Route 10, Suite 300
                              Parsipanny, New Jersey 07054
                              Attention:  John X. Adiletta, President

             with a copy to:  Phillips Nizer Benjamin Krim & Ballon LLP
                              666 5th Avenue
                              New York, New York  10103
                              Attention:  Monte Engler, Esq.

            If to Seller:     Francis Communications I, Ltd.
                              5750 Trowbridge
                              El Paso, Texas  79925
                              Attention:  Mr. L. Frederick Francis

            with a copy to:   Scott, Hulse, Marshall, Feuille, Finger &
                               Thurmond, P.C.
                              1100 Chase Tower, 201 East Main Drive
                              Post Office Box 68123
                              El Paso, Texas  79999
                              Attention:  W. David Bernard, Esq.

Any notices and communications pursuant to this Agreement, shall be sent by hand, by registered or certified first-class mail, postage prepaid, or by such other form of delivery as shall provide the sender with documentary evidence of delivery, and shall be deemed to be delivered when sent.

      27. Miscellaneous.

            (a) Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the Agreement shall be valid and enforced to the fullest extent permitted by law.

            (b) Assignment. Neither Purchaser nor Seller may assign this Agreement or any rights hereunder prior to the Closing without the prior written consent of the other party; provided, however, that Purchaser may assign this Agreement or any of its rights hereunder to Group, provided that Group assumes all obligations of Purchaser hereunder. After the Closing, the terms, provisions, covenants and conditions of this Agreement shall bind and benefit the parties hereto and their respective heirs, successors, personal representatives and assigns.

            (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be an original instrument, but such counterparts, together, shall constitute a single agreement.

            (d) No Waiver. No waiver of any breach or default under this Agreement shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any contemporaneous or subsequent breach or default of the same or similar nature. Any party hereto may, at or before the Closing, waive any conditions to its obligations hereunder which are not fulfilled.

            (e) Entire Agreement; Amendments. This Agreement, including the Exhibits and Schedules referred to herein which are a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and may be amended only by a written instrument executed by the parties hereto or their respective successors or assigns. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein.

            (f) Governing Law, Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Notwithstanding the foregoing, the parties irrevocably submit to the jurisdiction of the United States District Court for the Western District of Texas, El Paso Division, over any suit, action or proceeding arising out of or in any way related to this Agreement. The parties irrevocably waive, to the fullest extent permitted by law, any objection which either of them may have to the laying of venue of any such suit, action or proceeding brought in such court, and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum. It is the intention of the parties that any suit, action or proceeding arising out of or in any way related to this Agreement be brought only in the United States District Court for the Western District of Texas, El Paso Division. In the event there does not exist federal jurisdiction, then either party may bring any such suit, action or proceeding in any court having jurisdiction. In the event that either party shall not have appointed an agent for service of process in Texas, each party agrees that it may be served with process by registered or certified mail, postage prepaid, mailed to the addresses set forth in Section 26 hereof.

            (g) Headings. Headings are inserted for convenience and do not form part of the Agreement.

            (h) No Solicitation. Seller hereby agrees that prior to the Closing or termination of this Agreement, Seller shall neither directly nor indirectly solicit, hold discussions or negotiate with or otherwise cooperate with any person or entity other than Purchaser and its representatives concerning any sale of Seller, the Assets or the Business.

            (i) Public Announcements. No party shall issue a press release, make publically available any document or make any public announcement concerning this Agreement, the terms hereof or the transactions contemplated hereby without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except to the extent that such party, or a publically held parent company of such party, is required to issue such a press release, to make available such a document or to make such a public statement under the rules of a stock exchange (or the NASD) on which such party's or such party's parent company's securities are listed, or pursuant to any applicable law or regulation, in which case such party shall provide prompt notice of such disclosure to the other party.

            [THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, Purchaser and Seller sign this Agreement as of the day and year first above written.

                                    AQUIS COMMUNICATIONS, INC.

                                    By: /s/ JOHN X. ADILETTA
                                        -------------------------------------
                                         John X. Adiletta

                                    Its: President


                                    AQUIS COMMUNICATIONS GROUP, INC.

                                    By: /s/ JOHN X. ADILETTA
                                        -------------------------------------
                                         John X. Adiletta

                                    Its: President
                                         ------------------------------------


                                    FRANCIS COMMUNICATIONS I, LTD.

                                    By:   Francis Communications Texas, Inc.

                                    Its:  General Partner

                                          By: /s/ L. Frederick Francis
                                              -------------------------------
                                               L. Frederick Francis

                                          Its: President


                                    FRANCIS COMMUNICATIONS TEXAS, INC.

                                    By: /s/ L. Frederick Francis
                                        -------------------------------------
                                         L. Frederick Francis

                                    Its: President